Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (file number 333-252664) with SEC of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) of our report dated on August 13, 2021, relating to our audits of the consolidated balance sheets of the Company as of March 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years period ended March 31, 2021.

/s/ ZH CPA, LLC

Denver, Colorado

August 13, 2021

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us